EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE SECOND QUARTER OF 2015
FREMONT, Calif. - JULY 30, 2015 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the second quarter ended June 28, 2015.

Business Highlights:

•	Net revenue for the second quarter of 2015 was in-line with previously issued guidance at $43.3 million.

•	Gross margin in the second quarter of 2015 was 37 percent, essentially flat with the first quarter of 2015 and in-line with previously issued guidance.

•	Net income for the second quarter of 2015 was $2.6 million, or $0.03 per diluted share, representing the eighth consecutive profitable quarter on a non-GAAP basis.

“I am proud of our success with the continued collaboration with our customers on meeting their technological challenges in manufacturing leading edge devices," noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. "The collaboration with our customers is evidenced, in part, from recent announcements regarding shipments of our Millios system in each of the last six quarters, the release of our SupremaTM XP for high volume production at multiple memory fabrication facilities and the shipment of our 100th plasma etch system.”

Second Quarter 2015 Financial Results
Net revenue for the second quarter of 2015 was $43.3 million, a decrease of $14.9 million or 26 percent, as compared to net revenue of $58.3 million in the first quarter of 2015, and up slightly from net revenue of $42.0 million reported in the second quarter of 2014.
Gross margin in the second quarter of 2015 was 37 percent, essentially flat as compared to the first quarter of 2015, and a 5 percentage point improvement compared to 32 percent gross margin in the second quarter of 2014.
Total operating expense was $13.3 million in the second quarter of 2015, a decrease of $0.7 million or 5 percent, as compared to operating expense of $14.1 million in the first quarter of 2015, and an increase of $2.1 million or 19 percent, as compared to total operating expense of $11.2 million in the second quarter of 2014. Excluding restructuring charges of $0.1 million in the second quarter of 2014, non-GAAP operating expense was $11.1 million.

Net income for the second quarter of 2015 was $2.6 million, or $0.03 per diluted share. This compares to net income of $6.3 million, or $0.08 per diluted share, in the first quarter of 2015, and net income of $1.9 million, or $0.03 per diluted share, in the second quarter of 2014. Due to the immateriality of restructuring and other charges in the second quarter of 2014, and the absence of restructuring and other charges in the first and second quarters of 2015, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.

Conference Call
On Thursday, July 30, 2015, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2015 second quarter financial results, current business conditions, the near-term business outlook and guidance for the third quarter of 2015. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. To access the live conference call, please dial (877) 430-4657.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net income per share exclude amounts listed as restructuring and other charges. Management uses non-GAAP operating expenses and net income per diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. The Company did not have any restructuring and other charges during the first or second quarters of 2015, and restructuring and other charges in the second quarter of 2014 were $0.1 million.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 28, 2015	March 29, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net revenue	$43,334	$58,254	$42,029	$101,588	$85,227
Cost of goods sold	27,315	36,860	28,733	64,175	57,285
Gross margin	16,019	21,394	13,296	37,413	27,942
Operating expenses:
Research, development and engineering	5,184	5,250	4,446	10,434	8,970
Selling, general and administrative	8,158	8,841	6,690	16,999	14,111
Restructuring and other charges	—	—	111	—	111
Total operating expenses	13,342	14,091	11,247	27,433	23,192
Income from operations	2,677	7,303	2,049	9,980	4,750
Interest and other income (expense), net	(18)	(477)	(163)	(495)	(210)
Income before income taxes	2,659	6,826	1,886	9,485	4,540
Provision for (benefit from) income taxes	78	521	(30)	599	159
Net income	$2,581	$6,305	$1,916	$8,886	$4,381
Net income per share:
Basic	$0.03	$0.08	$0.03	$0.12	$0.06
Diluted	$0.03	$0.08	$0.03	$0.12	$0.06
Shares used in computing net income per share:
Basic	74,920	74,700	73,532	74,611	69,943
Diluted	77,019	77,265	74,679	76,973	71,405

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 28, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$30,863	$22,760
Accounts receivable, net	26,294	33,578
Advance billings	3,329	4,653
Inventories	42,768	40,579
Prepaid expenses and other current assets	7,515	9,767
Total current assets	110,769	111,337
Property and equipment, net	9,587	7,534
Restricted cash	1,979	1,993
Other assets	530	623
Total assets	$122,865	$121,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,128	$22,434
Accrued compensation and benefits	7,017	4,601
Deferred revenues, current	7,371	9,110
Other current liabilities	6,739	6,630
Total current liabilities	34,255	42,775
Deferred revenues, non-current	755	1,160
Other liabilities	2,504	2,442
Total liabilities	37,514	46,377
Stockholders' equity	85,351	75,110
Total liabilities and stockholders' equity	$122,865	$121,487